EXHIBIT 23(a)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Company Savings Plan for the Employees of Timken France, for the registration of 250,000 shares of common stock, without par value, of The Timken Company of our reports dated February 23, 2009, with respect to the consolidated financial statements and schedule of The Timken Company included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of The Timken Company filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
March 4, 2009

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